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FOR IMMEDIATE RELEASE

Contact: Glenn K. Davidson, Vice President, Corporate Communications & External
         Affairs +1-212-350-9214, or glenn.davidson@viatel.com

              VIATEL COMPLETES ACQUISITION OF DESTIA COMMUNICATIONS

NEW YORK, NY (DECEMBER 8, 1999) - VIATEL, INC. (NASDAQ: VYTL) today announced that it has completed its acquisition of DESTIA COMMUNICATIONS, INC. (NASDAQ:
DEST).

Concerning the acquisition, Michael J. Mahoney, Viatel's Chairman, President and Chief Executive Officer, stated: "The completion of this merger puts Viatel firmly on track for meeting its objective of becoming Europe's premier provider of integrated telecommunications services. The merger capitalizes on Viatel's celebrated Circe Pan-European Network, its brand awareness in Europe, and its solid management as well as on Destia's sizeable customer base, its innovative product work, its marketing prowess, and its strong management and back office operations."

OPERATIONAL HIGHLIGHTS OF THE COMBINED COMPANY INCLUDE:

-    A global network that includes:
     -- Europe's largest, state-of-the-art, fresh-dig, cross-border, broadband network,
     --   Trans-Atlantic capacity,
     --   State-of-the-art international network operations centers, and
     --   Network points of interconnection in over 200 cities;
-    Operations in 9 European countries and the United States;
-    Over 700,000 customers worldwide;
- A broad portfolio of telecommunications services to carriers, ISPs, businesses and individual consumers; and

FINANCIAL HIGHLIGHTS OF THE COMBINED COMPANY INCLUDE:
-    Market capitalization of approximately US$2.0 billion; and
-    Latest quarter annualized consolidated revenues of over US$600.0 million.

In the merger, each share of Destia Common Stock is being converted into 0.445 share of common stock of Viatel, Inc. Effective today, Destia Communications' stock will no longer be traded on the Nasdaq Stock Market. The combined company will have approximately 47 million outstanding shares.

Concurrent with the closing of its acquisition of Destia, Viatel also completed its exchange offer whereby it exchanged $686.03 principal amount of its 11.50% senior dollar notes due 2009 and US$71.24 in cash (of which US$20 of the cash payment represented a consent fee) for each 11.0% senior discount notes due 2008 of Destia Communications. All of Destia's 11.0% senior discount notes were tendered for exchange. Further, Viatel completed a private placement of approximately US$64 million of 11.50% notes, the proceeds of which will be used to meet the company's obligations under the exchange offer and to purchase collateral for the 11.50% notes.


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The combined company is an integrated provider of communications services -
including voice, data, Web access and bandwidth - in over 230 countries and territories worldwide. Its customers include individual consumers, businesses, Internet service providers, other carriers and resellers. The Company currently operates a global network which includes one of the largest pan-European networks, international gateways in London and New York, state-of-the-art international network operations centers, network points of interconnection in over 200 cities, and a direct sales force throughout Western Europe.

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CERTAIN MATTERS DISCUSSED IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT
INVOLVE RISKS AND UNCERTAINTIES, INCLUDING CONSTRUCTION RISKS AND OTHER RISKS DETAILED FROM TIME TO TIME IN EACH COMPANY'S REGISTRATION STATEMENTS AND REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE CONTAINED IN THEIR RESPECTIVE ANNUAL REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998